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Rentrak Reports Full Fiscal 2015 Fourth Quarter and Year-End Financial Results

-- Business Model Scaling, Resulting in Significant Bottom-Line Improvement --

PORTLAND, OR (May 27, 2015) - Rentrak Corporation (Nasdaq: RENT), the leader in precisely measuring movies and TV everywhere, today announced full financial results for its fourth fiscal quarter and full year ended March 31, 2015. The company previously reported fiscal 2015 fourth quarter and full-year revenue on May 12, 2015.

As reported on May 12, total company revenue1 increased 32 percent to $28.5 million for the fourth quarter of fiscal 2015, up from $21.6 million for the same period last year.

(revenue in millions)	4Q FY15	4Q FY14	Percent Change	FY15	FY14	Percent Change
TV Everywhere™	$16.4	$10.0	64%	$55.0	$31.3	76%
Movies Everywhere™ †	$7.4	$6.9	6%	$29.5	$26.5	12%
OnDemand Everywhere®	$3.9	$3.3	21%	$14.3	$12.8	11%
Other services*	$0.7	$1.4	(45)%	$4.1	$5.0	(18)%
Total Revenue	$28.5	$21.6	32%	$102.9	$75.6	36%
Numbers may not sum due to rounding.

†
On a constant currency basis, assuming foreign exchange rates were held constant with 2014, Movies Everywhere™ revenue would have been $7.6 million, an increase of 10 percent, and $29.9 million, an increase of 13 percent, respectively, for the three and twelve months ended March 31, 2015.

*	Other services includes the company’s Studio Revenue Share Essentials™ and Home Entertainment Essentials information businesses.

Gross margin was 63 percent of revenue for the fourth quarter of fiscal 2015, compared with 66 percent for the same period last year. The change was primarily related to costs associated with the addition of two major data providers. Rentrak expects gross margin to improve significantly with future revenue increases.

“Rentrak’s fourth quarter was characterized by strong revenue growth, substantial bottom-line improvement and many significant operational achievements,” said Bill Livek, Rentrak’s Vice Chairman and CEO. “Profit contribution, on an adjusted basis*, in each of our three major product lines grew significantly for fiscal 2015, and we are especially proud of our gains in TV, which improved from a loss of $1.6 million for the full fiscal 2014 year to a profit of $9.0 million for fiscal 2015 as our business model continues to scale. As we discussed two weeks ago, Rentrak signed its fourth major broadcast network, an enterprise-wide agreement with Viacom for all of its 17 networks, and a deal with Discovery Communications for all of its 11

*A reconciliation of this non-GAAP financial metric can be found in the tables at the end of this press release.

1 Rentrak’s Pay Per Transaction® (PPT®) business is reflected in its entirety as discontinued operations and was sold as of January 31, 2015. All periods presented have been revised to reflect this presentation. Unless otherwise noted, all discussions in this press release relate to continuing operations.

Rentrak Reports Full Fiscal 2015 Fourth Quarter and Year-End Financial Results
May 27, 2015

networks. These clients join more than 100 networks, 440 local television stations and more than 160 advertising agencies that are using Rentrak’s massive and passive television ratings to more precisely understand and reach consumers.”

Operating expenses for the fiscal 2015 fourth quarter totaled $19.7 million, versus $17.1 million for the fiscal 2014 fourth quarter. The increase related primarily to the costs associated with the company’s acquisition of Kantar’s U.S. return path data business in December 2014, as well as headcount increases and other operating costs to support the company’s revenue growth. Excluding costs associated with the Kantar acquisition and the contingent consideration associated with the company’s acquisition of iTVX in 2013, operating expenses would have increased 13.5 percent. Selling, general and administrative expense as a percentage of revenue declined to 57 percent for the fiscal 2015 fourth quarter, from 67 percent for the fiscal 2014 fourth quarter.

Operating loss for the fiscal 2015 fourth quarter amounted to $2.0 million, which included $3.5 million of acquisition costs associated with the company’s acquisition of Kantar’s U.S. return path data business and $1.9 million in stock-based compensation costs, partially offset by a $1.2 million credit related to the iTVX contingent consideration. Operating loss for the fiscal 2014 fourth quarter was $2.8 million, which included $1.6 million in expense related to the iTVX contingent consideration, $1.4 million in stock-based compensation costs and $111,000 in reorganization costs. Excluding all of these amounts for both periods, operating income would have improved to $2.3 million for the fiscal 2015 fourth quarter, compared with $238,000 for the fiscal 2014 fourth quarter.

Loss from continuing operations, net of income taxes, improved to $614,000, or $0.03 per share, for the fiscal 2015 fourth quarter, versus a loss from continuing operations, net of income taxes, of $2.7 million, or $0.22 per share, for the same period last year. Excluding all of the costs mentioned above for both periods, income from continuing operations, net of income taxes, for the fiscal 2015 fourth quarter would have been $3.6 million, or $0.24 per diluted share, compared with $382,000, or $0.03 per diluted share, net of income taxes, for the same period last year.

Net income, including discontinued operations, was $1.6 million, or $0.10 per diluted share, for the fiscal 2015 fourth quarter. Net loss, including discontinued operations, was $2.1 million, or $0.17 per share, for the fiscal 2014 fourth quarter. Excluding all of the costs mentioned above for both periods, net income, including discontinued operations, would have been $5.9 million, or $0.36 per diluted share, compared with $1.0 million, or $0.07 per diluted share, for the same period last year.

Adjusted EBITDA (a non-GAAP financial measure) increased substantially to $4.5 million for the fiscal 2015 fourth quarter, up from $1.8 million for the fiscal 2014 fourth quarter. Adjusted EBITDA, as a percentage of revenue, grew to 16 percent for the fourth quarter of fiscal 2015, up from 9 percent for the fourth quarter of fiscal 2014, demonstrating a substantial increase in operating leverage. Rentrak said it expects adjusted EBITDA and adjusted EBITA as a percentage of revenue to continue to grow in fiscal 2016 with an adjusted EBITDA target of 35 percent of revenue over the long-term. A reconciliation of adjusted EBITDA to its closest GAAP measure is included in the tables at the end of this press release.

Rentrak recorded a tax benefit of $1.2 million for the fiscal 2015 fourth quarter, compared with a tax benefit of $163,000 for the fiscal 2014 fourth quarter.

The company used $937,000 in cash from operating activities, including discontinued operations, for the fourth quarter of fiscal 2015, compared with using $4.8 million in cash from operating activities, including discontinued operations, for last year’s fourth quarter.

Rentrak’s cash, cash equivalents and marketable securities balance increased to $84.0 million at March 31, 2015, from $22.0 million at March 31, 2014. The company has no debt.

Rentrak’s most recent milestones include:

•	Increasing its number of network television clients to more than 100, including four of the five major broadcast networks.

•	Growing its number of local TV station clients to approximately 440, across nearly 70 TV station groups, representing 40 percent and 13 percent year-over-year growth, respectively.

•
Expanding several long-term local TV station group relationships, including with the CBS and NBC owned television station groups, Gannett Broadcasting, Nexstar Broadcasting Group and Sinclair Broadcast Group.

•	Adding several new national and regional advertising agency clients.

Rentrak Reports Full Fiscal 2015 Fourth Quarter and Year-End Financial Results
May 27, 2015

Fiscal 2015 Full Year Financial Results
As previously reported, fiscal 2015 revenue grew 36 percent to $102.9 million, up $27.3 million from $75.6 million last year. Gross margin increased to 65 percent of revenue for fiscal 2015, compared with 64 percent for fiscal 2014.

Operating loss for fiscal 2015 totaled $6.1 million, which included $7.8 million in stock-based compensation costs and $4.8 million in acquisition and reorganization costs associated with the company’s acquisition of Kantar’s U.S. return path data business, partially offset by a $200,000 credit related to the iTVX contingent consideration. The operating loss for fiscal 2014 totaled $9.5 million, which included $5.4 million in stock-based compensation expense, $2.7 million in costs related to the iTVX contingent consideration, and $325,000 in acquisition and reorganization costs. Excluding all of these amounts for both periods, the operating income would have been $6.3 million for fiscal 2015, compared with an operating loss of $1.1 million for fiscal 2014.

Loss from continuing operations, net of income taxes, improved to $5.4 million, or $0.38 per share, for fiscal 2015, versus a loss from continuing operations, net of income taxes, of $7.2 million, or $0.59 per share, for fiscal 2014. Excluding all of the costs mentioned above for both periods, and excluding the benefit related to the change in the valuation allowance on deferred tax assets recorded in the second quarter of fiscal 2014 of $324,000, income from continuing operations, net of income taxes, would have been $7.1 million, or $0.49 per diluted share for fiscal 2015, compared with $907,000, or $0.05 per diluted share, for fiscal 2014.

Fiscal 2015 net loss, including discontinued operations, improved to $2.0 million, or $0.15 per share, compared with $4.3 million, or $0.35 per share, for fiscal 2014. Excluding all the costs mentioned above for both periods, net income would have been $10.4 million, or $0.72 per diluted share for fiscal 2015, compared with net income of $3.8 million, or $0.29 per diluted share, for fiscal 2014.

Adjusted EBITDA grew significantly to $14.0 million for fiscal 2015, compared with $4.9 million for fiscal 2014. Adjusted EBITDA, as a percentage of revenue, increased to 14 percent for fiscal 2015, up from 6 percent for fiscal 2014.

For fiscal 2015, cash provided by operating activities, including discontinued operations, totaled $9.8 million, compared with $6.3 million for fiscal 2014.

Fiscal 2016 Business Outlook and Select Longer-Term Metrics
Rentrak reiterated its fiscal 2016 guidance and select longer-term metrics, including:

•	Total company revenue growth of 36 percent to 39 percent.

•	TV Everywhere™ revenue growth of 55 percent to 65 percent.

•
Movies Everywhere™ is expected to pick up in the second half of fiscal 2016 related to anticipated contract renewal increases for large domestic studios. The product line will continue to be affected by foreign exchange movements.

•	Adjusted EBITDA before acquisition and reorganization costs of $22.7 million to $25.9 million, or 16 percent to 18 percent of revenues.

•	Longer-term adjusted EBITDA return on revenue target of 35%.

•	Tax expense of approximately $1.0 million per quarter, of which $900,000 is expected to be non-cash.

•	Approximately 16.4 million fully diluted weighted average shares outstanding.

•	Capital spending of approximately $13.0 million to $14.0 million.

Conference Call
Rentrak will hold a conference call at 5:00 p.m. ET/2:00 p.m. PT today to discuss its full fiscal 2015 fourth quarter and full year financial results. Shareholders, members of the media and other interested parties may participate in the call by dialing 866-652-5200 from the U.S. or Canada, or 412-317-6060 from international locations, and asking to be connected to the Rentrak Corporation conference call. The call is being webcast and can be accessed at Rentrak’s Web site at www.rentrak.com, where it will be archived through May 27, 2016. An audio replay of the conference call will be available until June 4, 2015 by dialing 877-344-7529 from the U.S. or Canada, or 412-317-0088 from international locations, passcode 10066132. The slides that will be referenced during the call will be available on the company’s Web site at www.rentrak.com.

Note about Non-GAAP Financial Measures
Additional information about non-GAAP financial measures as defined by SEC Regulation G and included in this press release is included in the financial tables at the end of the release.

Rentrak Reports Full Fiscal 2015 Fourth Quarter and Year-End Financial Results
May 27, 2015

About Rentrak Corporation
Rentrak (NASDAQ: RENT) is the entertainment and marketing industries’ premier provider of worldwide consumer viewership information, precisely measuring actual viewing behavior of movies and TV everywhere. Using our proprietary intelligence and technology, combined with Advanced Demographics, only Rentrak is the census currency for VOD and movies. Rentrak provides the stable and robust audience measurement services that movie, television and advertising professionals across the globe have come to rely on to better deliver their business goals and more precisely target advertising across numerous platforms including box office, multiscreen television and home video. For more information on Rentrak, please visit www.rentrak.com.

Safe Harbor Statement
The foregoing paragraphs contain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements may be identified by the use of forward-looking words such as “should,” “plan,” “believe,” “expects,” “anticipate,” target,” “outlook,” or “continues” or the negative thereof or variations thereon or comparable terminology. Forward-looking statements in this release include, without limitation, statements regarding improvement of gross margin due to future revenue increases, Rentrak’s ability to continue generating growth in total company revenue and in its TV Everywhere™ product lines and expected rates of growth for its Movies Everywhere™ product lines. These forward-looking statements are based on Rentrak’s current expectations, estimates and projections about its business and industry, management’s beliefs, and certain assumptions, all of which are subject to change. Forward-looking statements are not guarantees of future performance and Rentrak’s actual results may differ significantly as a result of a number of factors, including the company’s ability to attract new customers and retain existing customers, the company’s success in maintaining its relationships with its customers and partners, the company’s ability to successfully develop and market new products to create new revenue streams and grow its existing revenue streams, foreign currency exchange rate fluctuations, its ability to successfully integrate acquired businesses, and Rentrak’s customers continuing to comply with the terms of their agreements. Additional factors that could affect Rentrak’s financial results are described in Rentrak’s reports on Form 10-K, 10-Q and other filings with the Securities and Exchange Commission. Results of operations in any past period should not be considered indicative of the results to be expected for future periods.

RENTF
(Financial Tables Follow)

Rentrak Reports Full Fiscal 2015 Fourth Quarter and Year-End Financial Results
May 27, 2015

Rentrak Corporation and Subsidiaries Consolidated Statements of Operations (In thousands, except per share amounts)

	For the Three Months Ended March 31,		For the Twelve Months Ended March 31,
	2015	2014	2015	2014
	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)
Revenue	$28,463	$21,558	$102,922	$75,600
Cost of revenue	10,666	7,309	35,848	27,247
Gross margin	17,797	14,249	67,074	48,353
Operating expenses:
Selling, general and administrative	16,100	14,340	59,861	48,799
Research, technology and innovation	3,647	2,758	13,292	9,014
Total operating expenses	19,747	17,098	73,153	57,813
Loss from continuing operations	(1,950)	(2,849)	(6,079)	(9,460)
Other income:
Other income (expense), net	169	(19)	291	125
Loss from continuing operations before income taxes	(1,781)	(2,868)	(5,788)	(9,335)
Benefit for income taxes	(1,167)	(163)	(424)	(2,183)
Loss from continuing operations, net of income taxes	(614)	(2,705)	(5,364)	(7,152)
Income from discontinued operations, net of income taxes	2,163	555	3,151	2,783
Net income (loss)	1,549	(2,150)	(2,213)	(4,369)
Net loss attributable to noncontrolling interest	(90)	(63)	(225)	(115)
Net income (loss) attributable to Rentrak Corporation	$1,639	$(2,087)	$(1,988)	$(4,254)

Loss per share from continuing operations attributable to Rentrak Corporation common stockholders:
Basic	$(0.03)	$(0.22)	$(0.38)	$(0.59)
Diluted	$(0.03)	$(0.22)	$(0.38)	$(0.59)
Income per share from discontinued operations attributable to Rentrak Corporation common stockholders:
Basic	$0.14	$0.05	$0.23	$0.24
Diluted	$0.13	$0.05	$0.23	$0.24
Net income (loss) per share attributable to Rentrak Corporation common stockholders:
Basic	$0.11	$(0.17)	$(0.15)	$(0.35)
Diluted	$0.10	$(0.17)	$(0.15)	$(0.35)
Shares used in per share calculations:
Basic	15,389	12,336	13,508	12,177
Diluted	16,331	12,336	13,508	12,177

Rentrak Reports Full Fiscal 2015 Fourth Quarter and Year-End Financial Results
May 27, 2015

Rentrak Corporation and Subsidiaries Consolidated Balance Sheets (In thousands, except per share amounts)

	March 31,
	2015	2014
	(Unaudited)	(Audited)
Assets
Current Assets:
Cash and cash equivalents	$3,691	$5,102
Marketable securities	80,318	16,868
Accounts receivable, net of allowances for doubtful accounts of $179 and $162	16,884	12,525
Taxes receivable and prepaid taxes	—	122
Deferred tax assets, net	60	44
Assets held for sale	—	5,443
Other current assets	3,928	2,818
Total Current Assets	104,881	42,922
Property and equipment, net of accumulated depreciation of $29,121 and $23,785	23,035	17,891
Goodwill	135,890	7,034
Other intangible assets, net of accumulated amortization of $4,203 and $3,447	16,384	12,724
Other assets	4,333	696
Total Assets	$284,523	$81,267
Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$3,967	$2,339
Accrued liabilities	592	370
Accrued data provider liabilities	6,690	3,887
Accrued compensation	11,724	6,743
Deferred revenue and other credits	3,812	2,644
Liabilities held for sale	—	3,858
Total Current Liabilities	26,785	19,841
Deferred rent, long-term	2,358	2,413
Accrued compensation, long-term	90	4,700
Taxes payable, long-term	465	520
Deferred tax liability, net, long-term	2,228	759
Total Liabilities	31,926	28,233
Commitments and Contingencies	—	—
Stockholders’ Equity:
Preferred stock, $0.001 par value; 10,000 shares authorized; none issued	—	—
Common stock, $0.001 par value; 75,000 and 30,000 shares authorized; shares issued and outstanding: 15,251 and 12,213	15	12
Capital in excess of par value	285,280	83,562
Accumulated other comprehensive income	464	409
Accumulated deficit	(33,811)	(31,823)
Stockholders’ Equity attributable to Rentrak Corporation	251,948	52,160
Noncontrolling interest	649	874
Total Stockholders’ Equity	252,597	53,034
Total Liabilities and Stockholders’ Equity	$284,523	$81,267

Rentrak Reports Full Fiscal 2015 Fourth Quarter and Year-End Financial Results
May 27, 2015

Rentrak Corporation and Subsidiaries Consolidated Statements of Cash Flows (In thousands)

	For the Twelve Months Ended March 31,
	2015	2014	2013
	(Unaudited)	(Audited)	(Audited)
Cash flows from operating activities:
Net loss	$(2,213)	$(4,369)	$(22,678)
Income from discontinued operations, net of income taxes	(3,151)	(2,783)	(2,491)
Adjustments to reconcile net loss to net cash flows provided by (used in) operating activities of continuing operations:
Depreciation and amortization	7,520	5,929	4,790
Impairment of capitalized software projects	46	—	—
Stock-based compensation	7,625	8,058	18,781
Deferred income taxes	1,528	105	579
Loss on disposition of assets	120	4	29
Realized loss (gain) on marketable securities	46	65	(197)
Interest on note payable	—	—	25
Adjustment to allowance for doubtful accounts	17	(143)	145
(Increase) decrease, net of effect of acquisition, in:
Accounts receivable	(4,358)	(4,891)	(564)
Taxes receivable and prepaid taxes	122	(122)	—
Other assets	(1,217)	(601)	(1,404)
Increase (decrease), net of effect of acquisition, in:
Accounts payable	1,628	1,156	(291)
Taxes payable	160	(286)	(33)
Accrued liabilities and compensation	(455)	1,512	(1,716)
Deferred revenue	1,092	(59)	489
Deferred rent	(22)	219	503
Net cash provided by operating activities of discontinued operations	1,323	2,471	2,387
Net cash provided by (used in) operating activities	9,811	6,265	(1,646)
Cash flows from investing activities:
Purchase of marketable securities	(77,200)	(23,004)	(23,091)
Sale of marketable securities	13,500	22,668	28,793
Proceeds from the sale of assets	2,000	—	47
Payments made to develop intangible assets	(138)	(174)	(183)
Purchase of property and equipment, including capitalized IT labor costs	(10,854)	(7,662)	(7,024)
Net cash used by investing activities of discontinued operations	—	(114)	(86)
Cash paid for acquisition	(207)	(372)	—
Net cash used in investing activities	(72,899)	(8,658)	(1,544)
Cash flows from financing activities:
Contributions from noncontrolling interest	—	—	1,050
Issuance of common stock	62,294	3,471	770
Net cash provided by financing activities	62,294	3,471	1,820
Effect of foreign exchange translation on cash	(617)	189	(321)
Increase (decrease) in cash and cash equivalents	(1,411)	1,267	(1,691)
Cash and cash equivalents:
Beginning of period	5,102	3,835	5,526
End of period	$3,691	$5,102	$3,835

Rentrak Reports Full Fiscal 2015 Fourth Quarter and Year-End Financial Results
May 27, 2015

Rentrak Corporation and Subsidiaries Consolidated Statements of Cash Flows (In thousands)

	For the Twelve Months Ended March 31,
	2015	2014	2013
Supplemental information:
Income taxes paid	$266	$309	$401
Income tax refunds	2	9	60
Capitalized stock-based compensation	754	1,614	512
Decrease in leasehold improvements related to forgiven loan	—	550	—
Common stock used to pay for acquisition	114,120	405	—
Preferred shares received as consideration for sale of assets	3,714	—	—

Rentrak Reports Full Fiscal 2015 Fourth Quarter and Year-End Financial Results
May 27, 2015

Rentrak Corporation and Subsidiaries Reconciliation of GAAP and Non-GAAP Financial Measures Profit Contribution by Product Line (In thousands) (Unaudited)

	For the Twelve Months Ended March 31,
	2015	2014
Loss from continuing operations, as reported	$(6,079)	$(9,460)
Corporate operating expenses	15,323	12,398
Research, technology and innovation	13,292	9,014
Acquisition and reorganization expenses	4,803	285
iTVX stock-based compensation	(200)	2,700
Unallocated Essentials® costs	1,619	1,796
Total profit contribution	$28,758	$16,733
By Product Line:
TV Everywhere™	$8,962	$(1,645)
Movies Everywhere™	11,040	9,599
OnDemand Everywhere®	5,617	4,752
Other services	3,139	4,027
Total profit contribution by product line	$28,758	$16,733

About Profit Contribution
From time to time, Rentrak may refer to Profit Contribution in its conference calls and discussions with investors and analysts in connection with the company’s reported historical financial results. Profit Contribution represents the performance of our product lines and does not reflect all expenses, such as corporate, research, technology, innovation and other costs which are not allocated to a specific product line. The most comparable GAAP measure to Profit Contribution is Operating income (loss) from continuing operations. The reconciliation of this non-GAAP measure for the twelve months ended March 31, 2015 and 2014 are included in the table above. Rentrak management believes that product line profit contribution is a useful metric in which to compare the performance of our products from period to period.

Rentrak Reports Full Fiscal 2015 Fourth Quarter and Year-End Financial Results
May 27, 2015

Rentrak Corporation Reconciliation of GAAP and Non-GAAP Financial Measures Adjusted EBITDA & Non-GAAP Diluted EPS (In thousands, except per share amounts) (Unaudited)

	For the Three Months Ended March 31,		For the Twelve Months Ended March 31,
	2015	2014	2015	2014
Net income (loss) attributable to Rentrak Corporation	$1,639	$(2,087)	$(1,988)	$(4,254)
Adjustments:
Income from discontinued operations, net of income taxes	(2,163)	(555)	(3,151)	(2,783)
Benefit for income taxes	(1,167)	(163)	(424)	(1,859)
Reduction in valuation allowance on deferred tax assets	—	—	—	(324)
Investment income, net	(212)	(50)	(418)	(196)
Depreciation and amortization from continuing operations	2,154	1,603	7,520	5,929
Stock-based compensation from continuing operations(1)	1,925	1,376	7,825	5,358
Adjusted EBITDA	$2,176	$124	$9,364	$1,871
iTVX stock-based compensation	(1,200)	1,600	(200)	2,700
Acquisition and reorganization costs	3,513	111	4,803	325
Adjusted EBITDA before iTVX stock-based compensation, acquisition and reorganization costs	$4,489	$1,835	$13,967	$4,896

	For the Three Months Ended March 31,		For the Twelve Months Ended March 31,
	2015	2014	2015	2014
EPS (diluted), as reported	$0.10	$(0.17)	$(0.15)	$(0.35)
iTVX stock-based compensation	(0.07)	0.13	(0.01)	0.21
Income from discontinued operations, net of income taxes	(0.13)	(0.04)	(0.22)	(0.22)
Acquisition and reorganization costs	0.22	0.01	0.33	0.03
Valuation allowance on deferred tax assets	—	—	—	(0.03)
Stock-based compensation from continuing operations(1)	0.12	0.10	0.54	0.41
Non-GAAP Diluted EPS	$0.24	$0.03	$0.49	$0.05

Weighted average number of shares used in per share calculations:
Diluted EPS, non-GAAP	16,331	13,415	14,527	12,930
(1) Excludes iTVX stock-based compensation.

About Adjusted EBITDA and Non-GAAP Diluted EPS
From time to time, Rentrak may refer to Adjusted EBITDA (Earnings Before Interest, Taxes, Depreciation, Amortization and Stock-based Compensation) and “non-GAAP diluted EPS” in its conference calls and discussions with investors and analysts in connection with the company’s reported historical financial results. Adjusted EBITDA does not represent cash flows from operations as defined by generally accepted accounting principles (“GAAP”), is not derived in accordance with GAAP and should not be considered by the reader as an alternative to net income (the most comparable GAAP financial measure to Adjusted EBITDA). Non-GAAP diluted EPS does not measure diluted EPS as defined by GAAP, is not derived in accordance with GAAP and should not be considered by the reader as an alternative to reported diluted EPS. The reconciliation of GAAP and non-GAAP financial measures for the three and twelve month periods ended March 31, 2015 and 2014 are included in the above table. Rentrak’s management believes that Adjusted EBITDA is helpful as an indicator of the current financial performance of the company and its capacity to operationally fund capital expenditures and working capital requirements. Due to the nature of the company’s internally-developed software policies and its use of stock-based compensation, Rentrak incurs significant non-cash charges for depreciation, amortization and stock-based compensation expense that may not be indicative of its operating performance from a cash perspective. Rentrak also adjusts for non-cash items, such as stock-based compensation, as well as cash-settled items, such as acquisition and non-recurring costs, as we believe these are not representative of our ongoing operating performance and we believe excluding these costs provide a useful metric by which to compare performance from period to period. In addition, Rentrak’s management believes that these costs as well as stock-based compensation should be factored out of reported EPS in order to provide a more useful indicator of the current financial performance of the company. No tax rate was applied to these adjustments because the company has established a valuation reserve against its deferred tax assets. Due to the nature of the company’s equity and stock-based compensation plans and arrangements, costs associated with acquisitions and items which are considered nonrecurring in nature, the company’s diluted EPS, which includes these items, may not be indicative of its on-going operating performance.